Exhibit 5.1

DLA Piper LLP (US) 650 S Exeter Street Suite 1100 Baltimore, Maryland 21202 www.dlapiper.com T 410.580.3000 F 410.580.3001

May 6, 2024

CareTrust REIT, Inc.

905 Calle Amanecer, Suite 300

San Clemente, CA 92673

CareTrust REIT, Inc.

Ladies and Gentlemen:

We have served as special Maryland counsel to CareTrust REIT, Inc., a Maryland corporation (the “Company”), and have been requested to render this opinion letter in connection with (i) the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the automatic shelf registration statement of the Company on Form S-3 (Registration No. 333- 269998) (the “Registration Statement”), prepared and filed by the Company on February 24, 2023 with the Securities and Exchange Commission (the “Commission”), including the base prospectus included therein at the time the Registration Statement became effective (the “Base Prospectus”), and the prospectus supplement, dated May 6, 2024, and filed by the Company with the Commission on May 6, 2024, pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”), of the offering of up to $500,000,000 maximum aggregate offering price of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to an Equity Distribution Agreement, dated May 6, 2024 (the “Equity Distribution Agreement”), by and among the Company and CTR Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), on the one hand, and BMO Capital Markets Corp., BofA Securities, Inc., KeyBanc Capital Markets Inc., J.P. Morgan Securities LLC, Raymond James & Associates, Inc., Robert W. Baird & Co. Incorporated and Wells Fargo Securities, LLC, on the other hand, each as sales agent and/or principal and/or forward seller (in any such capacity, collectively, the “Agents”) and Bank of Montreal, Bank of America, N.A., JPMorgan Chase Bank, National Association, KeyBanc Capital Markets Inc., Raymond James & Associates, Inc., Robert W. Baird & Co. Incorporated and Wells Fargo Bank, National Association, each as forward purchaser (in such capacity, collectively, the “Forward Purchasers”), and (ii) the separate Master Forward Confirmations, dated May 6, 2024, by and among the Company and each Forward Purchaser. This opinion letter is being provided at your request in connection with the filing by the Company with the Commission of a Current Report on Form 8-K on the date hereof (the “Form 8-K”), and supplements our opinion, dated February 24, 2023, previously filed as Exhibit 5.2 to the Registration Statement. Capitalized terms used but not defined herein shall have the meanings specified in the Equity Distribution Agreement.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)	the Registration Statement;

(b)	the Equity Distribution Agreement;

(c)	the Prospectus;

(d)	the Articles of Amendment and Restatement of the Company as filed with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) on and effective as of May 13, 2014, as amended by the Articles of Amendment to Articles of Amendment and Restatement of the Company as filed with the SDAT on and effective as of May 30, 2018 (collectively, the “Charter”);

CareTrust REIT, Inc.

May 6, 2024

(e)	the Company’s Amended and Restated Bylaws, as certified by the Secretary of the Company, as of the date hereof;

(f)	resolutions, or actions by written consent, of the Board of Directors of the Company relating to, among other things, the reservation, issuance and sale of the Shares, the authorization of the Equity Distribution Agreement, and the execution, delivery and performance by the Company of the Equity Distribution Agreement, and the appointment and establishment of a Securities Committee of the Board of Directors to determine, subject to certain parameters, the number of Shares, and the offering price of each such Share, to be sold from time to time pursuant to the Equity Distribution Agreement, certified by an officer of the Company;

(g)	resolutions, or actions by written consent, of the Securities Committee of the Board of Directors of the Company relating to the authorization of the issuance and sale of the Shares, among other things, and approval of the Equity Distribution Agreement;

(h)	an executed copy of the certificate of the Secretary of the Company, dated as of the date hereof, as to certain factual matters;

(i)	the certificate of the SDAT as to the existence and good standing of the Company in the State of Maryland dated as of a recent date (the “Good Standing Certificate”); and

(j)	such other documents as we have deemed necessary or appropriate to enable us to express the opinions set forth below.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals of such documents, (iii) the legal capacity of natural persons, (iv) the genuineness and validity of all signatures, (v) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect and enforceability thereof upon the Company and (vi) the conformity of the documents filed with the Commission via the Electronic Data Gathering and Retrieval System, as supplemented by its Interactive Data Electronic Applications system (“EDGAR”), except for required EDGAR formatting changes, to physical copies of the documents prepared by the Company and submitted for our examination.

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

(1)	the Company is a corporation validly existing under the laws of the State of Maryland and is in good standing with the SDAT, and has the requisite corporate power to issue the Shares; and

(2)	the Shares have been duly authorized and, when and to the extent issued against payment therefor in accordance with the authorization of the Board of Directors of the Company, or a duly authorized committee thereof, and the terms of the Equity Distribution Agreement and one or more Agency Transaction Notices or Forward Transaction Notices, as applicable, or one or more Terms Agreements in respect of a Principal Transaction, will be validly issued and fully paid and non-assessable.

The opinion in paragraph 1 with respect to existence and good standing of the Company is based solely on the Good Standing Certificate. In expressing the opinions above, we have assumed (i) that the Shares will not be issued or sold in violation of Article VII of the Charter and (ii) that, upon issuance of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

CareTrust REIT, Inc.

May 6, 2024

The opinions expressed above are subject to the following assumptions, exceptions, qualifications and limitations:

(A)          We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland. This opinion letter concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect.

(B)          We express no opinion as to compliance with the securities (or “blue sky”) laws of any jurisdiction or as to federal or state tax laws or laws regarding fraudulent transfers.

(C)          The foregoing opinions are rendered as of the date hereof. We assume no obligation to update such opinions to reflect any facts or circumstances that may hereafter come to our attention or changes in the law that may hereafter occur.

(D)          This opinion letter is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

DLA Piper LLP (US)
/s/ DLA Piper LLP (US)